Exhibit 99.2

Petro River Oil Provides Corporate Update

NEW YORK, NY June 18 , 2019 /PRNewswire/ — Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company that utilizes 3-D seismic technology to discover and develop oil and gas reserves in proven oil and gas basins, is pleased to provide shareholders with a corporate update and revised corporate presentation made available concurrently with this press release. The updated corporate presentation can be found here: Petro River Oil Corporate Presentation.

Operational Summary:
Petro River has two active and expanding projects in Kern County, California through Horizon Energy Partners, LLC and its affiliates (“Horizon”). Horizon’s Grapevine project has increased from two wells to three, elevating production to approximately 750 barrels of oil per day. The Grapevine project currently has a permanent production facility in place to accommodate these three wells. The Mountain View project currently produces approximately 400 barrels of oil per day through its initial well, the Stenderup 56X-28. Horizon currently intends to construct a permanent facility on the Mountain View project by the end of 2019. In addition, Horizon plans to drill additional wells in both projects in Kern County in 2019.

On February 1, 2019, Petro River acquired additional interests in ongoing prospects in the North Sea, United Kingdom and Denmark through Horizon. The United Kingdom licenses comprise approximately 600,000 contiguous acres and the Denmark licenses approximately 150,000 contiguous acres. Both projects have very large exploration potential. The current plan is to drill one exploration well in each project in 2020, preceded this year by the acquisition and processing of new 3-D seismic data in the United Kingdom and reprocessing of Horizon's recently acquired 3-D seismic data in Denmark.

Petro River has successfully drilled and completed three new wells within its Pearsonia West concession in Osage County, Oklahoma. These initial wells are a part of the Company’s 2019 ten well drilling program in Osage County. The Company began drilling the program’s first well, the West Blackland 3-35, in March of 2019. This well was completed in April, followed immediately by the drilling and completion of the South Red Eagle 1-34 and West Blackland 4-34 wells. Initial thirty-day combined results of the three wells amounted to an average estimated ultimate recovery of 17,936 barrels of oil equivalent per well. The Company plans to drill and complete seven additional wells within the concession during 2019 and will provide shareholders with updates about these future wells as the results become known.

“We are excited to continue our partnership with Horizon and the value it is creating for our shareholders,” said Stephen Brunner, President of Petro River. “In addition to our Osage drilling program, this year we plan to further develop with Horizon our international prospects in the North Sea, as well as the projects in California.”

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Osage County, Oklahoma. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 14.52% equity interest in Horizon and its president, Stephen Brunner, is also a member of the Board of Managers of Horizon. For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward-looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations
ir@petroriveroil.com
Telephone: +1(469)-828-3900